Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2012 RESULTS

Board Authorizes Additional $500 Million for Share Repurchase Program

Bethpage, N.Y., May 3, 2012 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2012.

First quarter consolidated net revenues grew 0.2% to $1.659 billion, consolidated adjusted operating cash flow (“AOCF”)1 decreased 7.6% to $513.5 million and consolidated operating income declined 16.0% to $250.1 million, all compared with the prior year period.

Operating highlights for the first quarter 2012 include:

•	Basic video customer additions of 7,000, including the largest quarterly increase in our NY metro service area since the second quarter of 2008.

•	High-Speed Data and Voice customer additions of 41,800 and 42,400, respectively.

•	Average Monthly Revenue per Basic Video Customer (“RPS”) of $152.53, an increase of $2.78 or 1.9% compared to the prior year period.

Cablevision President and CEO James L. Dolan commented, "Cablevision has had a solid start to the year.  We have improved subscriber metrics across video, high-speed data and voice.  Our customers are responding positively to our ongoing efforts to expand and improve the products we offer, such as the recent introduction of our Optimum app for laptops as well as our continued investment in WiFi.  Finally, we are making changes in the level of service and communication we provide to our customers to strengthen our relationships with them.  We firmly believe that these investments will benefit the company and deliver greater value to our shareholders over the long term."

1.	See definition of AOCF and Consolidated Free Cash Flow from Continuing Operations included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Telecommunications Services – Cable Television and Lightpath
Telecommunications Services includes Cable Television – Cablevision’s video, high-speed data, and voice residential and commercial services offered over its cable infrastructure -- and its “Optimum Lightpath” branded commercial data and voice services.

Telecommunications Services net revenues for the first quarter 2012 rose 0.3% to $1.563 billion, AOCF decreased 7.7% to $567.1 million and operating income decreased 14.3% to $322.6 million, all compared with the prior year period.

Cable Television
Cable Television first quarter 2012 net revenues increased 0.1% to $1.489 billion principally due to continued growth of data and phone customers, which was offset by fewer video customers than the prior year period.  AOCF decreased 8.2% to $534.3 million and operating income decreased 14.6% to $312.0 million, all compared with the prior year period.  First quarter 2012 AOCF results reflect modest revenue growth more than offset by higher operating expenses, primarily programming costs.

The following table illustrates the change in the Cable Television customer base during the first quarter of 2012:

Customer Data
(rounded to nearest thousand)
	Total December 31, 2011	Net Gain/(Loss)	Total March 31, 2012

Total Customers(a)	3,611	17	3,628

Video	3,250	7	3,257
High-Speed Data	2,965	42	3,007
Voice Customers	2,357	42	2,399

Serviceable Passings	5,584	12	5,596

(a)	Total customers are defined as the number of households/businesses that receive at least one of the Company's services.

Optimum Lightpath
For first quarter 2012, Optimum Lightpath net revenues increased 2.9% to $79.5 million, AOCF increased 0.7% to $32.7 million and operating income decreased 2.7% to $10.6 million, each as compared to the prior year period.  First quarter results reflect an 11.1% increase in revenue from Ethernet services and higher operating expenses.

Other
Other primarily consists of Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation and unallocated corporate general and administrative costs.

First quarter 2012 net revenues decreased 0.6% to $101.0 million, AOCF deficit improved by 9.1% to a deficit of $53.5 million and operating loss improved 7.7% to a loss of $72.5 million all compared with the prior year period.  First quarter results reflect the decline of advertising revenues at Newsday partially offset by lower corporate costs.

Other Matters
RETURN OF CAPITAL
On May 1, 2012, the Board of Directors of Cablevision declared a quarterly dividend of $0.15 per share on each outstanding share of both its Cablevision NY Group Class A Stock and its Cablevision NY Group Class B Stock.  This quarterly dividend is payable on June 1, 2012 to shareholders of record at the close of business on May 11, 2012.

Separately, Cablevision’s Board of Directors authorized the repurchase of up to an additional $500 million of Cablevision NY Group Class A Stock.

During the first quarter of 2012, Cablevision repurchased approximately 4.1 million shares of its Class A common stock for approximately $59.2 million.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the expense associated with an award that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles ("GAAP").  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 5 of this release.

We define Consolidated Free Cash Flow from Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary cash uses.  It is also one of several indicators of our ability to make investments and/or return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION
Cablevision Systems Corporation is one of the nation's leading media and telecommunications companies. In addition to delivering its Optimum-branded cable, Internet, and voice offerings throughout the New York area, the Company owns and operates cable systems serving homes in four Western states.  Cablevision’s local media properties include News 12 Networks, MSG Varsity and Newsday Media Group.  Cablevision also owns and operates Clearview Cinemas.  Additional information about Cablevision is available on the Web at www.cablevision.com.

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein.  The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Executive Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy & Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Website:  www.cablevision.com
The conference call will be webcast live today at 10:00 a.m. ET
Conference call dial-in number is (888) 694-4641/ Conference ID Number  70207568/ Conference call replay number (855) 859-2056/ Conference ID Number 70207568 until May 10, 2012

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2012	2011(a)

Revenues, net	$1,658,757	$1,655,124

Adjusted operating cash flow	513,516	555,516
Share-based compensation expense	(10,403)	(12,564)
Restructuring (expense) credit	298	(171)
Operating income before depreciation and amortization	503,411	542,781
Depreciation and amortization (including impairments)	253,347	245,183
Operating income	250,064	297,598
Other income (expense):
Interest expense, net	(181,831)	(191,084)
Gain on investments, net	135,325	59,072
Loss on equity derivative contracts, net	(111,194)	(40,058)
Loss on interest rate swap contracts, net	(1,645)	(4,189)
Miscellaneous, net	545	217
Income from continuing operations before income taxes	91,264	121,556
Income tax expense	(34,160)	(52,543)
Income from continuing operations	57,104	69,013
Income from discontinued operations, net of income taxes	-	35,031
Net income	57,104	104,044
Net loss attributable to noncontrolling interests	143	21
Net income attributable to Cablevision Systems Corporation stockholders	$57,247	$104,065

Basic net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.21	$0.24
Income from discontinued operations	$-	$0.12
Net income	$0.21	$0.37
Basic weighted average common shares (in thousands)	267,419	282,123

Diluted net income per share attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations	$0.21	$0.24
Income from discontinued operations	$-	$0.12
Net income	$0.21	$0.36
Diluted weighted average common shares (in thousands)	274,038	291,221

Amounts attributable to Cablevision Systems Corporation stockholders:
Income from continuing operations, net of income taxes	$57,247	$69,034
Income from discontinued operations, net of income taxes	-	35,031
Net income	$57,247	$104,065

(a)	Operating results of AMC Networks Inc. for the three months ended March 31, 2011 are included in discontinued operations.

CABLEVISION SYSTEMS CORPORATION
CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION (Cont’d)
(Dollars in thousands, except per share data)
(Unaudited)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.
•
Restructuring credit (expense).  This adjustment eliminates the expense or credit associated with restructuring activities related to the elimination of positions, facility realignment, asset impairments and other related activities in all periods.

•
Share-based compensation benefit (expense).  This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

	Three Months Ended March 31,
	2012	2011(a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities(c)	$234,391	$363,335
Less: capital expenditures(d)	(216,097)	(131,014)
Consolidated free cash flow from continuing operations	$18,294	$232,321

(a)	Operating results of AMC Networks Inc. for the three months ended March 31, 2011, are included in discontinued operations.
(b)	See non-GAAP financial measures on page 3 of this release for a definition and discussion of Free Cash Flow from continuing operations.
(c)
The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)	See page 10 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION
CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS
(Dollars in thousands)
(Unaudited)

REVENUES, NET

	Three Months Ended March 31,		%
	2012	2011(a)	Change

Cable Television	$1,488,882	$1,486,904	0.1%
Optimum Lightpath	79,533	77,268	2.9%
Eliminations(b)	(5,040)	(5,032)	(0.2)%
Telecommunications	1,563,375	1,559,140	0.3%
Other(c)	100,958	101,588	(0.6)%
Eliminations(d)	(5,576)	(5,604)	0.5%
Total Cablevision	$1,658,757	$1,655,124	0.2%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2012	2011(a)	Change	2012	2011(a)	Change

Cable Television	$534,342	$581,908	(8.2)%	$311,981	$365,315	(14.6)%
Optimum Lightpath	32,719	32,495	0.7%	10,618	10,909	(2.7)%
Telecommunications	567,061	614,403	(7.7)%	322,599	376,224	(14.3)%
Other(e)	(53,545)	(58,887)	9.1%	(72,535)	(78,626)	7.7%
Total Cablevision	$513,516	$555,516	(7.6)%	$250,064	$297,598	(16.0)%

(a)	Operating results of AMC Networks. Inc for the three months ended March 31, 2011 are included in discontinued operations.
(b)	Represents intra-segment revenues.
(c)	Represents results from Newsday, Clearview, News 12 Networks, Cablevision Media Sales Corp., MSG Varsity, and certain other items.
(d)	Represents inter-segment revenues.
(e)
Includes unallocated corporate general and administrative costs and the operating results of MSG Varsity, News 12 Networks, Clearview Cinemas, Newsday, Cablevision Media Sales Corp. and certain other items.

CABLEVISION SYSTEMS CORPORATION
SUMMARY OF CABLE TELEVISION OPERATING STATISTICS
(Unaudited)

CABLE TELEVISION	March 31, 2012	December 31, 2011	March 31, 2011

(in thousands)
Total Customers(a)	3,628	3,611	3,654
Video Customers	3,257	3,250	3,306
High-Speed Data Customers	3,007	2,965	2,924
Voice Customers	2,399	2,357	2,295

Serviceable Passings (in thousands)(b)	5,596	5,584	5,546

Penetration
Customers to Serviceable Passings	64.8%	64.7%	65.9%
Video Customers to Serviceable Passings	58.2%	58.2%	59.6%
High-Speed Data Customers to Serviceable Passings	53.7%	53.1%	52.7%
Voice Customers to Serviceable Passings	42.9%	42.2%	41.4%

Revenues for the three months ended (dollars in millions)

Video(c)	$868	$874	$884
High-Speed Data	338	337	328
Voice	222	227	218
Advertising	35	41	33
Other(d)	26	27	24
Total Cable Television Revenue	$1,489	$1,506	$1,487

Average Monthly Cable Television Revenue per Video Customer (“RPS”) (e)	$152.53	$154.10	$149.75

(a)	Number of customers who receive at least one of the Company’s cable services.
(b)	Includes residential and commercial passings.
(c)	Includes equipment rental, DVR, VOD and PPV revenue.
(d)	Includes installation revenue, NY Interconnect, home shopping and other product offerings.
(e)	RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video customers for the quarter.

CABLEVISION SYSTEMS CORPORATION
CAPITALIZATION AND LEVERAGE
(Dollars in thousands)
(Unaudited)

CAPITALIZATION

March 31, 2012

Cash and cash equivalents	$493,543

Credit facility debt	$5,163,187
Senior notes and debentures	5,450,728
Collateralized indebtedness	455,938
Capital lease obligations and other	59,163
Debt	$11,129,016

LEVERAGE

Debt	$11,129,016
Less: Collateralized indebtedness of unrestricted subsidiaries(a)	455,938
Cash and cash equivalents	493,543
Net debt	$10,179,535

	Leverage Ratios(b)
Consolidated net debt to AOCF leverage ratio(a)(c)	5.0	x
Restricted Group leverage ratio (Credit Facility Test)(d)(e)	3.7	x
CSC Holdings notes and debentures leverage ratio(d)(e)	3.7	x
Cablevision senior notes leverage ratio(e)(f)	5.1	x
Bresnan leverage ratio(g)	6.7	x

(a)
Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the Company's only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)	Leverage ratios are based on face amount of outstanding debt.
(c)	AOCF is annualized based on the first quarter 2012 results, as reported.
(d)
Reflects the debt to cash flow ratios applicable under CSC Holdings’ credit facility debt agreement and senior notes indentures (which exclude Cablevision’s approximately $2.2 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries which are primarily comprised of Bresnan and Newsday).  The annualized AOCF (as defined) used in the Restricted Group leverage ratio and the CSC Holdings notes and debentures leverage ratio is $2.06 billion.

(e)	Includes CSC Holdings’ guarantee of Newsday LLC’s $650 million senior secured credit facility.
(f)
Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s approximately $2.2 billion of senior notes plus the $754 million of senior notes Cablevision contributed to Newsday Holdings LLC.

(g)
Reflects the debt to cash flow ratio under the Bresnan Broadband Holdings, LLC credit facility debt agreement and senior notes indentures.  The annualized AOCF (as defined) used in the leverage ratio is $151.3 million.

 CABLEVISION SYSTEMS CORPORATION
CAPITAL EXPENDITURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011
CAPITAL EXPENDITURES

Consumer premise equipment	$60,419	$52,558
Scalable infrastructure	57,113	28,904
Line extensions	7,901	8,560
Upgrade/rebuild	13,665	4,185
Support	39,114	12,830
Total Cable Television	178,212	107,037
Optimum Lightpath	25,655	18,158
Total Telecommunications	203,867	125,195
Other(a)	12,230	5,819
Total Cablevision	$216,097	$131,014

(a)	Other includes Newsday, News 12 Networks, MSG Varsity, Clearview Cinemas, Cablevision Media Sales Corporation and Corporate.